Exhibit 10.1

The Pantry, Inc

Board of Directors Compensation

Second Amendment February 2006

Compensation Program for designated independent members of the Board of Directors:

*Quarterly Retainer:	$5,000 paid in cash on a calendar quarterly basis, prorated as applicable.

*Executive Committee Member:	Additional $1,250 paid in cash on a calendar quarterly basis, prorated as applicable.

Board Meeting Fees:	$2,500 per meeting attended in person or by approved video conference. Paid in cash plus reimbursement of travel and lodging expenses. If attendance is telephonic, the fee will be $1,250.

Committee Meeting Fee:	$1,000 per meeting attended in person or by approved video conference. Paid in cash plus reimbursement of travel and lodging expenses. If attendance is telephonic, the fee will be $500.

Committee Chair Fee:	Additional $1,000 per committee meeting attended in person or by approved video conference. If attendance is telephonic, the fee will be $500.

Ad-hoc/Special Meetings:	Compensation requires a quorum be present and minutes be submitted.

Ad-hoc/Special Committees:	Compensation to be determined, as applicable.

Initial Stock Option Grant:	Grant of 10,000 options on election to the Board to vest over a three year period, conditioned upon continued service as a participating member of the Board. Strike price to be at market price on date of grant.

Annual Stock Option Grant:	Annual stock option grant* annual re-election of 5,000 options,** to vest over a three year period, conditioned upon continued service as a participating member of the Board (attended at least 3 meetings per year). Strike price to be at market price on date of grant. *Must be Director effective 12/31 of preceding year to be eligible.

**Lead Director:	10,000 shares annually.

Effective Date:

Initially adopted by Board of Directors approval at the January 15, 2003 meeting to be in effect with the March 25, 2003 Annual Meeting and election of Directors and Officers.

First Amendment approved at the October 26, 2004 meeting with retroactive effective date of October 1, 2004.

Second Amendment approved at and immediately effective as of the February 16, 2006 meeting.